Exhibit 4.1
EMS TECHNOLOGIES, INC.
     THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED SHAREHOLDER RIGHTS PLAN (the “Amendment”) is made as of the 12th day of June 2011, by EMS Technologies, Inc., a Georgia corporation (the “Company”).
     WHEREAS, the Company has previously adopted the Shareholder Rights Plan, dated as of August 6, 2009, which Shareholder Rights Plan was amended and restated as of January 4, 2011 (the “Rights Plan”), pursuant to which the Board of Directors of the Company authorized and declared a dividend of one Right for each share of the Company’s common stock, $.10 per share par value (“Common Stock”) outstanding at the close of business on the Record Date, with each Right representing the right to purchase one share of Common Stock, upon the terms and subject to the conditions set forth in the Rights Plan; and
     WHEREAS, the Board of Directors of the Company has unanimously determined that it is in the best interests of the Company to enter into a certain Agreement and Plan of Merger to be dated as of June 13, 2011 (the “Merger Agreement”), by and among the Company, Honeywell International Inc., a Delaware corporation (“Parent”), and Egret Acquisition Corp., a Georgia corporation (“Merger Sub”); and
     WHEREAS, in connection with the execution of the Merger Agreement, the Company desires to amend the Rights Plan to render it inapplicable to the Offer, the Top-Up Option, the Merger (as such terms are defined in the Merger Agreement), the Merger Agreement and any other transaction contemplated by the Merger Agreement; and
     WHEREAS, in connection with the execution of the Merger Agreement, the Company further desires to amend the Rights Plan to cause the Rights Plan to terminate immediately prior to the Effective Time (as such term is defined in the Merger Agreement); and
     WHEREAS, pursuant to Section 23 of the Rights Plan, the Company may, for so long as the Rights are then redeemable, supplement or amend any provision of the Rights Plan or terminated the Rights Plan without any approval of the holders of the Rights; and
     WHEREAS, the Rights are redeemable as of the date hereof;
     NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Plan set forth in Section 23 thereof, the Rights Plan is hereby amended as follows:
     1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Plan.
     2. A new Section 31 is hereby added to the Rights Plan to read in its entirety as follows:
Section 31. Exempted Transaction. Notwithstanding any provision herein to the contrary, this Plan shall not be applicable in any way to the Offer, the Top-Up Option, the Merger (as such terms are defined in the Merger Agreement), the Merger Agreement (as defined below) or any other transaction contemplated by the Merger Agreement. Without limiting the generality of the foregoing, none of Honeywell International Inc., a Delaware corporation (“Parent”), or Egret Acquisition Corp., a Georgia corporation (“Merger Sub”), or any of their Affiliates or Associates, shall be considered an Acquiring Person under this Agreement or considered a Beneficial Owner of any shares of Common Stock, no Distribution Date shall occur, no Triggering Event shall occur, no Stock Acquisition Date shall occur, no adjustments or conversions to the Rights pursuant to Section 11 or Section 13 shall occur or be required and no Rights shall be issuable or exercisable pursuant to Section 3, Section 7 or any other provision hereof, as a result of (i) the approval, execution or delivery of that certain Agreement and Plan of Merger dated as of June 13, 2011 (the “Merger Agreement”, as it may be amended from time to time), by and among the Company, Parent and Merger Sub, or (ii) the announcement, commencement or consummation of the Offer, the Top-Up Option (including the issuance and exercise thereof), the Merger or any other transaction contemplated by the Merger Agreement.
     3. A new Section 32 is hereby added to the Rights Plan to read in its entirety as follows:
Section 32. Termination. Notwithstanding any provision herein to the contrary, this Plan and all Rights outstanding hereunder shall terminate immediately prior to the Effective Time (as defined in the Merger Agreement).
     4. Except as amended by this Amendment, the Rights Plan shall remain in full force and effect in accordance with its terms.
     5. This Amendment shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.